Exhibit 99.1

VioQuest Completes Merger with Greenwich Therapeutics; Acquires Oncology Compounds
Wednesday October 19, 8:00 am ET

Raises $8.4 Million in Private Placement
Acquisition Establishes Strong Pipeline of Phase I/II Targeted Oncology Therapeutics

MONMOUTH JUNCTION, N.J. Oct. 19, 2005 (PRIMEZONE) -- VioQuest Pharmaceuticals, Inc. (OTC BB:VQPH.OB - News) completed its acquisition of Greenwich Therapeutics, which owned the exclusive rights to two anti-cancer compounds that provide a targeted approach to the treatment of ovarian, breast, pancreatic, melanoma, myeloma, and renal cancers:

VQD-001 -- Sodium Stibogluconate (SSG), targets a class of enzymes, protein tyrosine phosphatases, in cells that may play a significant role in certain types of cancer. SSG recently entered a Phase I clinical trial at the Cleveland Clinic Cancer Center to examine the effectiveness, safety and tolerability of SSG for the treatment of solid tumors, lymphoma and myeloma.

VQD-002 -- Triciribine (TCN-P), a tricyclic nucleoside currently being developed at the Moffitt Cancer Center, University of South Florida, has been shown in preclinical studies to significantly inhibit tumor growth associated with Akt over-expression, which often occurs in breast, ovarian, colorectal and other cancers.

In connection with the acquisition of Greenwich and in consideration for their shares of Greenwich capital stock, VioQuest issued to the former stockholders of Greenwich an aggregate of 17,128,790 shares of its common stock and 5-year warrants to purchase an additional 4,000,000 shares of common stock at an exercise price of $1.41 per share. One-half of the shares and warrants were deposited into an escrow account to be disbursed upon the achievement of certain development milestones relating to SSG and TCN-P.

With the acquisition of Greenwich, VioQuest also completed a private placement of approximately 11.2 million shares of its common stock to institutional and other accredited investors, resulting in gross proceeds of approximately $8.4 million. The investors in the private placement also received 5-year warrants to purchase approximately 4.5 million shares at an exercise price of $1.00. VioQuest has agreed to file a registration statement under the Securities Act of 1933 covering the resale of the shares issued in the private placement within 30 days and to use its best efforts to have such registration statement declared effective within 120 days. Paramount BioCapital, Inc. acted as the exclusive placement agent. The private placement of the shares and warrants was made in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation D of the Securities Act.

"With the acquisition of these two promising oncology compounds and net proceeds from the private placement, we are well positioned to aggressively drive the further clinical development of our therapeutics pipeline,'' commented Daniel Greenleaf. "Based on the strong body of preclinical data, we are very hopeful about the potential of both drug candidates to serve a tremendous need in the oncology market and look forward to continuing their respective clinical programs with two renowned cancer research centers, the Cleveland Clinic Cancer Center in Ohio and Moffitt Cancer Center in Florida.''

In addition, prior to the acquisition of Greenwich, VioQuest completed its reincorporation under Delaware law, which was approved by VioQuest's shareholders at a special meeting held on October 6, 2005.

About VioQuest Pharmaceuticals, Inc.

VioQuest Pharmaceuticals, Inc.'s strategy is to acquire, develop, and commercialize targeted late preclinical and early clinical stage therapies with unique mechanisms of action for oncology, viral and autoimmune disorders. The Company is developing two novel anti-cancer agents VQD-001 and VQD-002 for the treatment of melanoma, myeloma, lymphoma; and breast, ovarian, pancreatic colorectal cancers, respectively. VioQuest's life science subsidiary, Chiral Quest, Inc., a pioneer in asymmetric synthesis, offers proprietary chiral catalysts and synthesis expertise for creating important chiral intermediates and products, which improves the safety, efficacy and manufacturing efficiency of pharmaceutical products. Through Chiral Quest, VioQuest provides products and services to fine chemical manufacturers and twelve of the top eighteen pharmaceutical companies worldwide. For more information please visit http://www.vioquestpharm.com.

Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties that could cause VioQuest's actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of VioQuest's research programs and compounds will be successfully commercialized. Risks, uncertainties and assumptions also include the possibility that the market for the sale of certain products may not develop as expected; and that development of these products may not proceed as planned. Additional risks are described in VioQuest's Annual Report on Form 10-KSB for the year ended December 31, 2004. VioQuest assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
VioQuest Pharmaceuticals, Inc.
Daniel Greenleaf
Chief Executive Officer
Brian Lenz
Chief Financial Officer
(732) 274-0399

The Investor Relations Group
Investor Contact:
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Media Contact:
Janet Vasquez/Ida Schaefer
(212) 825-3210